Calculation of Filing Fee Tables
S-8
MARTEN TRANSPORT LTD
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	800,000	$ 12.975	$ 10,380,000.00	0.0001531	$ 1,589.18
Total Offering Amounts:						$ 10,380,000.00		$ 1,589.18
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,589.18
Offering Note
[1]	(1) Represents shares of the registrant's common stock available for issuance under the Marten Transport, Ltd. 2025 Equity Incentive Plan (the "2025 Plan"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of the registrant's common stock that become issuable under the 2025 Plan by reason of any stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant's outstanding shares of common stock are increased, converted or exchanged. (2) Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the registrant's common stock, as reported by the Nasdaq Global Select Market on May 2, 2025.